EXHIBIT 99.5

[Bank of America Letterhead]

June 30, 2009

Prospect Medical Holdings, Inc.

1920 East 17th Street, Suite 200

Santa Ana, California  92705

Attention: Mike Heather, CFO

Re:                 ISDA Master Agreement, dated May 16, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement) by and between Bank of America, N.A. (“Bank of America”) and Prospect Medical Holdings, Inc. (“Prospect”)

Dear Sir:

We have been advised of certain events of default (the “Credit Events of Default”) existing and pending under (i) that certain First Lien Credit Agreement, dated as of August 8, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “First Lien Credit Agreement”), among Prospect, Prospect Medical Group, Inc., a California professional corporation (collectively with Prospect, the “Borrowers”), the lenders from time to time party thereto, and Bank of America, as first lien administrative agent and (ii) that certain Second Lien Credit Agreement, dated as of August 8, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrowers, the lenders from time to time party thereto, and Silver Point Finance, LLC, as successor second lien administrative agent to Bank of America.  For avoidance of doubt, Schedule A of the Fourth Amendment and Waiver to First Lien Credit Agreement, dated of even date herewith, identifies the Credit Events of Default under the First Lien Credit Agreement and the same Credit Events of Default exist or are pending under the Second Lien Credit Agreement’s corollary provisions.

The Credit Events of Default constitute (or will constitute in the case of the pending Events of Default) Events of Default under Sections 5(a)(iii)(1) and 5(a)(vi)(1) of the Agreement (the “Swap Events of Default”).  Prospect has requested that Bank of America waive the Swap Events of Default.  Bank of America is, on the terms and conditions stated below, willing to grant the request of Prospect.  Bank of America has agreed, for good and valuable consideration identified below, not to exercise its right to designate an Early Termination Date arising solely pursuant to the Swap Events of Default.

As consideration for the waiver of Bank of America in exercising its right to designate an Early Termination Date as described above, Prospect acknowledges and agrees that such waiver on the part of Bank of America will not (i) constitute a waiver or modification of any right, privilege or claim that Bank of America may have under the Agreement or (ii) be construed as a course of dealing between the parties or as a commitment to any future waiver of any right, privilege or claim of Bank of America, including, but not limited to, any right to designate an Early Termination Date in respect of any other Additional Termination Event or any Event of Default or Termination Event or that may arise, or may have previously arisen, under the Agreement.

The agreement made by Bank of America shall be effective as of the date first written above upon Bank of America’s receipt of this letter duly executed by Prospect.

Sincerely,

By:	/s/ Roger Heintzelman
Name:	Roger Heintzelman
Title:	Principal
Bank of America, N.A.

Acknowledged and Agreed, as of the date first written above

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Chief Executive Officer

Prospect Medical Holdings, Inc.

Waiver Letter